Fellow P&G Shareholders:
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Proxy Statement
Voting Information
Election of Directors
Nominees for Election as Directors with Terms Expiring in 2004
Committees of the Board
Additional Information Concerning the Board of Directors
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Executive Compensation Tables
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR) EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)
RETIREMENT BENEFITS
Comparison of Five-year Cumulative Total Return
Security Ownership of Management and Certain Beneficial Owners
Section 16(a) Beneficial Ownership Reporting Compliance
Transactions with Executive Officers, Directors and Others
Report of the Audit Committee
Proposal to Ratify Appointment of Independent Auditors
Proposal to Approve The Procter & Gamble 2001 Stock and Incentive Compensation Plan
Shareholder Proposals
Shareholder Proposal No. 1
Shareholder Proposal No. 2
Shareholder Proposal No. 3
Shareholder Proposal No. 4
Shareholder Proposal No. 5
Shareholder Proposal No. 6
2002 Annual Meeting Date
Other Matters
APPENDIX A
APPENDIX B
Dear Shareholder:

SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

The Procter & Gamble Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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   Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

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      (4) Date Filed:

THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Cincinnati Music Hall

Annual Meeting of Shareholders

October 9, 2001

THE PROCTER & GAMBLE COMPANY
P.O. Box 599
Cincinnati, Ohio 45201-0599

August 24, 2001

Fellow P&G Shareholders:

      It is our pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 9, 2001.

      The meeting will start at 12:00 noon, Eastern Daylight Time, at Cincinnati Music Hall, 1243 Elm Street, in Cincinnati.

      We appreciate your continued confidence in the Company and look forward to seeing you on October 9.

Sincerely,

John E. Pepper	A. G. Lafley
Chairman of the Board	President and Chief Executive

THE PROCTER & GAMBLE COMPANY

P.O. Box 599
Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 24, 2001

Date: Tuesday, October 9, 2001
Time: 12:00 noon, Eastern Daylight Time
Place: Cincinnati Music Hall
1243 Elm Street, Cincinnati, Ohio

Purposes of the meeting:

•	To review the minutes of the 2000 annual meeting of shareholders;
•	To receive reports of officers;
•	To elect five members of the Board of Directors;
•	To vote on a proposal to ratify the appointment of the independent auditors;
•	To vote on a proposal to approve The Procter & Gamble 2001 Stock and Incentive Compensation Plan;
•	To vote on shareholder proposals; and
•	To consider any other appropriate matters brought before the meeting.

Who may attend the meeting:

      Only shareholders, persons holding proxies from shareholders, and representatives of the media and financial community may attend the meeting.

      Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

      If your shares are registered in your name, you should bring the enclosed admission ticket to the meeting.

      If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms that you are the beneficial owner of those shares.

Record Date:

      July 27, 2001 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and
•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

      We have mailed a copy of the annual report for the fiscal year that ended June 30, 2001 to each shareholder of record as of July 27, 2001. The annual report is not part of the proxy solicitation materials.

Proxy Voting:

      Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by internet, by telephone, or by using the proxy card that is enclosed. Please see your proxy card for specific instructions on how to vote.

      Our proxy tabulator, Automatic Data Processing, must receive any proxy that will not be delivered in person to the annual meeting by 9:00 a.m. on Tuesday, October 9, 2001.

By order of the Board of Directors,

TERRY L. OVERBEY
Secretary

Voting Information	2

Election of Directors	4

Committees of the Board	7

Additional Information Concerning the Board of Directors	9

Report of the Compensation Committee of the Board of Directors on Executive Compensation	10

Summary Compensation Table	13

Option Grants in Last Fiscal Year	15

Aggregated Option/ Stock Appreciation Right (SAR) Exercises in Last Fiscal Year and Fiscal Year-end Option/ SAR Values	16

Retirement Benefits	17

Comparison of Five-year Cumulative Total Return	18

Security Ownership of Management and Certain Beneficial Owners	19

Section 16(a) Beneficial Ownership Reporting Compliance	22

Transactions with Executive Officers, Directors and Others	22

Report of the Audit Committee	22

Proposal to Ratify Appointment of Independent Auditors	23

Proposal to Approve The Procter & Gamble 2001 Stock and Incentive Compensation Plan	24

Shareholder Proposals	27

2002 Annual Meeting Date	35

Other Matters	36

Proxy Statement

      This proxy statement and the accompanying proxy card are being mailed to Procter & Gamble shareholders beginning August 24, 2001. We are soliciting your proxy to vote your shares at the 2001 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In the following pages of this proxy statement, you will find information on these matters. This information is provided to assist you in voting your shares.

Voting Information

Who can vote?

      You can vote if, as of the close of business on Friday, July 27, 2001, you were a shareholder of record of Procter & Gamble’s

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

      Each share of Procter & Gamble stock gets one vote. On July 27, 2001, there were issued and outstanding

•	shares of Common Stock;

•	shares of Series A ESOP Convertible Class A Preferred Stock; and

•	shares of Series B ESOP Convertible Class A Preferred Stock

For The Procter & Gamble Shareholder Investment Program participants:

      If you are a participant in The Procter & Gamble Shareholder Investment Program (SIP), you can vote shares of Common Stock held for your account through the SIP custodian.

For The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan participants:

      If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, you can instruct the Trustees of that Trust how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares that have not been allocated to any account in the same manner.

How do I vote by proxy?

      Most shareholders can vote by proxy in three ways :

•	By Internet — You can vote by Internet by following the instructions on your proxy card;

•	By Telephone — in the United States and Canada you can vote by telephone by following the instructions on your proxy card; or

•	By Mail — You can vote by mail by using the enclosed proxy card.

      Please see your proxy card or the information your bank, broker, or other holder of record provided you for more information on these options.

      If you vote by proxy, your shares will be voted in the manner you indicate at the annual meeting. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote after I return my proxy card?

      Yes. You can change or revoke your proxy by internet, telephone, or mail at any time before the annual meeting.

Can I vote in person at the annual meeting instead of voting by proxy?

      Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

Who pays for this proxy solicitation?

      We do. We have hired Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $16,000 plus reasonable expenses. In addition, Procter & Gamble’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, telegraph, or through online methods. We will reimburse their expenses for doing this.

      We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Procter & Gamble stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

Election of Directors

      The Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. Each Director serves for a term of three years. The classes are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that the shareholders elect approximately one-third of the members of the Board of Directors annually.

      The terms of Joseph T. Gorman, Lynn M. Martin, John E. Pepper, Ralph Snyderman and Robert D. Storey will expire at the 2001 annual meeting. The Board intends to nominate each of these individuals for new terms that will expire at the 2004 annual meeting.

      We don’t know of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, the persons named in the proxy will vote for the substitute nominee that the Board recommends.

      The Board of Directors recommends a vote FOR Joseph T. Gorman, Lynn M. Martin, John E. Pepper, Ralph Snyderman and Robert D. Storey as Directors to hold office until the 2004 annual meeting of shareholders and until their successors are elected. The Board of Directors will vote proxies FOR all the nominees unless you specify otherwise.

      The five candidates receiving the most votes will be elected as members of the Board of Directors.

Nominees for Election as Directors with Terms Expiring in 2004

Joseph T. Gorman Director since 1993
Mr. Gorman is Chairman and Chief Executive Officer of TRW Inc. (automotive, aerospace and information systems). He is also a Director of TRW Inc. and Alcoa, Inc. Age 63.
Member of the Compensation, Executive, and Finance Committees.

Lynn M. Martin Director since 1994
Ms. Martin is a Professor at the J. L. Kellogg Graduate School of Management, Northwestern University. She is also a Director of SBC Communications, Inc., Ryder System, Inc., TRW Inc., and Dreyfus Funds. Age 61.
Member of the Board Organization and Nominating, Finance, and Public Policy Committees.

John E. Pepper Director since 1984
Mr. Pepper is Chairman of the Board. He is also a Director of Motorola, Inc., and Xerox Corporation. Age 63.
Chairman of the Executive Committee and member of the Finance and Public Policy Committees.

Ralph Snyderman, M.D. Director since 1995
Dr. Snyderman is Chancellor for Health Affairs and Executive Dean of the School of Medicine at Duke University. He is also President/ CEO of Duke University Health System and a Director of Ariad, Inc. and Genta Inc. Age 61.
Member of the Board Organization and Nominating, Finance, and Public Policy Committees.

Robert D. Storey Director since 1988
Mr. Storey is a partner in the law firm of Thompson Hine, L.L.P., Cleveland, Ohio. He is also a Director of Verizon Communications and The May Department Stores Company. Age  65.
Chairman of the Public Policy Committee and member of the Board Organization and Nominating Committee.

      All of the nominees for election as Directors with terms expiring in 2004, except Ms. Martin and Mr. Storey, have been executive officers of their respective employers for more than the past five years. Ms. Martin has been a Professor at Northwestern University since 1993. Prior to that, Ms. Martin served as Secretary of Labor of the United States from January, 1991 to January, 1993, following service as a member of the U.S. House of Representatives. Mr. Storey has been a partner in the law firm of Thompson Hine since January 1, 1993.

      Each of the nominees for election as Directors with terms expiring in 2004 was elected a Director by the shareholders at the annual meeting in 1998.

Incumbent Directors with Terms Expiring in 2002

Donald R. Beall Director since 1992
Mr. Beall is retired Chairman and Chief Executive Officer, Rockwell International Corporation (industrial automation) and Chairman of the Board of Rockwell Collins, Inc. (avionics). He is a Director of Rockwell Collins, Inc. and Conexant Systems, Inc. Age 62.
Chairman of the Audit Committee and member of the Executive and Public Policy Committees.

Scott D. Cook Director since 2000
Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a financial software developer). He is a Director of Intuit Inc., Amazon.com and eBay. Mr. Cook was elected to the Board on September 12, 2000 to fill a vacant position. Age 49.
Member of the Compensation Committee.

Domenico De Sole Director since 2001
Mr. De Sole is the President and Chief Executive Officer and Chairman of Management Board of Gucci Group N.V. (a multibrand luxury goods company). He is also a Director of Forbes.com and Bausch & Lomb. Mr. De Sole was elected a Director on June 12, 2001 to fill a vacant position. Age  57
Member of the Audit Committee.

Charles R. Lee Director since 1994
Mr. Lee is Chairman and Co-Chief Executive Officer of Verizon Communications (telecommunication services). He is also a Director of Verizon Communications, United Technologies Corporation, and USX Corporation. Age 61.
Member of the Audit, Board Organization and Nominating, and Compensation Committees.

Ernesto Zedillo Director since 2001
Dr. Zedillo is the Former President of Mexico. He is also a Director of Union Pacific Corporation. Dr. Zedillo was elected to the Board on March 13, 2001 to fill a vacant position. Age 49.
Member of the Public Policy Committee.

      All of the Directors with terms expiring in 2002, except Dr. Zedillo, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Dr. Zedillo was President of Mexico from 1994 until 2000.

      Each of the Directors with terms expiring in 2002 was elected a Director by the shareholders at the annual meeting in 1999 except Mr. Cook who was elected a Director on September 12, 2000, Dr. Zedillo who was elected a Director on March 13, 2001 and Mr. De Sole who was elected a Director on June 12, 2001.

Incumbent Directors with Terms Expiring in 2003

Norman R. Augustine Director since 1989
Mr. Augustine is Chairman of the Executive Committee of Lockheed Martin Corporation (aerospace, electronics, telecommunications, information management, and energy systems). He is also a Director of Lockheed Martin Corporation, The Black and Decker Corporation, and Phillips Petroleum Company. Age 66.
Chairman of the Compensation Committee and member of the Audit and Executive Committees.

Richard J. Ferris Director since 1979
Mr. Ferris is retired Co-Chairman of Doubletree Corporation. He is a Director of Rockwell Collins Corporation. Age 64.
Chairman of the Finance Committee and member of the Executive and Public Policy Committees.

A. G. Lafley Director since 2000 Mr. Lafley is President and Chief Executive. Age 54. Member of the Executive Committee.

John F. Smith, Jr. Director since 1995
Mr. Smith is Chairman of the Board of General Motors Corporation (automobile and related businesses). He is also a Director of General Motors Corporation and Delta Air Lines, Inc. Age 63.
Member of the Audit, Board Organization and Nominating, and Public Policy Committees.

Marina v.N. Whitman, Ph.D Director since 1976
Dr. Whitman is Professor of Business Administration and Public Policy at the University of Michigan. She is also a Director of Alcoa, Inc., J. P. Morgan Chase Corporation and Unocal Corporation. Age 66.
Chairman of the Board Organization and Nominating Committee, and member of the Compensation and Finance Committees.

      All of the Directors with terms expiring in 2003, except Dr. Whitman, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Prior to her appointment at the University of Michigan effective September 1, 1992, Dr. Whitman was Vice President and Group Executive, General Motors Corporation, for more than five years.

      Each of the Directors with terms expiring in 2003 was elected a Director by the shareholders at the annual meeting in 2000.

Committees of the Board

      The Board of Directors has six committees.

      The Executive Committee did not meet during the fiscal year ended June 30, 2001. This committee has the authority to manage Procter & Gamble’s business and affairs between meetings of the Board of Directors.

      The Audit Committee met five times during the fiscal year ended June 30, 2001 with representatives of Deloitte & Touche LLP, an independent audit firm, and financial management to review accounting, control, auditing and financial reporting matters. This Committee’s responsibilities include:

•	recommending a firm of independent auditors to the Board;

•	approving professional services provided by the independent auditors; and

•	reviewing the scope of the annual audit and reports and recommendations submitted by the independent audit firm.

      The Board Organization and Nominating Committee met six times during the fiscal year ended June 30, 2001. This Committee’s responsibilities include:

•	establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board;

•	recommending a replacement Director to the Board when a vacancy on the Board occurs or is anticipated;

•	making recommendations to the Board about exercising the Board’s authority to determine the number of its members; and

•	reviewing issues of corporate governance and making recommendations to the Board about these issues.

      Shareholders who wish to communicate with this Committee concerning potential Director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name and biographical data of the individual who is the subject of the communication.

      The Compensation Committee met six times during the fiscal year ended June 30, 2001. This Committee’s responsibilities include:

•	setting the salary and other compensation of all of the principal officers elected by the Board;

•	advising the Chief Executive on policy matters concerning officers’ compensation; and

•	administering The Procter & Gamble 1992 Stock Plan as approved at the annual meeting of shareholders on October 13, 1992.

      This Committee’s authority under the Plan includes selecting key employees to participate in the Plan and determining the numbers of stock options and stock appreciation rights and amounts of restricted and unrestricted stock to be awarded to these employees. The Committee is also responsible for the on-going administration and interpretation of the Company’s executive compensation plans.

      The Finance Committee met three times during the fiscal year ended June 30, 2001. This Committee’s responsibilities include reviewing and making recommendations to the Board on the following matters:

•	annual financing plans;

•	global financing objectives and principles, financial strategies and capital structure;

•	funding and oversight of pension and benefit plans;

•	insurance; and

•	the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures.

      The Public Policy Committee met twice during the fiscal year ended June 30, 2001. This Committee’s responsibilities include reviewing issues of importance to Procter & Gamble and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments, and local communities. These issues include:

•	equal employment opportunity and advancement;

•	environmental quality;

•	employee safety and health;

•	product safety;

•	contributions; and

•	community relations.

Additional Information Concerning the Board of Directors

      During the fiscal year ended June 30, 2001, the Board of Directors held ten meetings and Committees of the Board held a total of 21 meetings. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 91%. Dr. Zedillo was only able to attend 66.7% of such meetings following his election to the Board on March 13, 2001. He attended two regularly scheduled meetings but was unable to attend a special telephonic meeting due to a prior commitment.

      Directors who are Procter & Gamble employees do not receive Directors’ fees. During the fiscal year ended June 30, 2001, Directors who were not employees received the following compensation:

•	an annual retainer fee of $55,000 paid quarterly, which Directors may elect to receive as Procter & Gamble Common Stock pursuant to The Procter & Gamble 1993 Non-Employee Directors’ Stock Plan;

•	a grant of restricted stock on the first business day in the calendar year with a value of approximately $20,000 on the date of grant; and

•	a stock option granted on September 15, 2000 with a term of 15 years to purchase 2,000 shares of Procter & Gamble Common Stock at an exercise price of $62.50, the fair market value of the Common Stock on the date of grant.

      Directors who are not employees also receive insurance coverage in the amount of $750,000, payable in the event of accidental death or disability occurring while traveling on P&G business. Non-employee Directors are also reimbursed for the expenses of business travel.

      If a non-employee Director chooses to come under The Procter & Gamble Deferred Compensation Plan for Directors, fees payable to the Director are credited to the Director’s account but not funded. Interest is credited to the account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. This type of deferred compensation account is payable either upon the retirement of the Director or after a term of years specified by the Director.

      As part of its overall program of support for charitable institutions and as an aid in attracting and retaining qualified Directors, the Board of Directors has a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chairman of the Board and the Chief Executive. Directors receive no financial benefit from the program, because the Company receives all insurance proceeds and charitable deductions. Under this program, the Company makes charitable contributions of up to a total of $1 million following the death of a participant. These contributions are divided among up to five charitable organizations that the participant recommends. The following current and retired Directors are participants in this program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Scott D. Cook, Domenico De Sole, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Durk I. Jager, A. G. Lafley, Joshua Lederberg, Charles R. Lee, Lynn M. Martin, John E. Pepper, David M. Roderick, John G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey, Marina v.N. Whitman and Ernesto Zedillo.

      The charitable organizations selected to receive contributions under this program must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code, and donations that we make will be deductible against our federal and other income taxes payable in accordance with the tax laws applicable at the time. Because of such deductions and use of insurance, the program should result in little or no long-term cost to Procter & Gamble under present law.

Report of the Compensation Committee of the

Board of Directors on Executive Compensation

Overview

      The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of outside, non-employee Directors. The Committee establishes and regularly reviews executive compensation levels and policies, and authorizes short- and long-term awards in the form of cash or stock. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and The Procter & Gamble 1992 Stock Plan.

      Compensation for executives is based on the principles that compensation must (a) be competitive with other quality companies in order to help attract, motivate and retain the talent needed to lead and grow Procter & Gamble’s business; (b) provide a strong incentive for key managers to achieve the Company’s goals; and (c) make prudent use of the Company’s resources. Procter & Gamble has an enviable record of recruiting, retaining and developing its executive talent from within — an achievement few other corporations have matched.

      Executive compensation is based on performance against a combination of financial and non-financial measures including business results and developing organizational capacity. In addition, executives are expected to uphold the fundamental principles embodied in the Company’s Statement of Purpose, Values and Principles plus the Sustainability Report and the Environmental Quality Policy. These include a commitment to integrity, doing the right thing, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of our products and operations. In upholding these objectives, executives not only contribute to their own success, but also help ensure the Company’s business, employees, shareholders and the communities in which we live and work will prosper.

Elements of Executive Compensation

      It is the Company’s long-standing policy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Company targets between 40% and 80% of executive compensation to be variable, at-risk elements. When the incentive plans payout at target, the executive compensation levels will be expected to equal the middle compensation range for a comparative group of companies. This group includes leading consumer products companies and other corporations of size and reputation comparable to Procter & Gamble and with whom Procter & Gamble must compete in hiring and retaining employees. The composition of this group is updated periodically in order to assure its continued relevance.

      The Committee believes the compensation levels of the Company’s executive officers are competitive and in line with those of comparable companies. This conclusion is derived in part from consultations and surveys by independent outside compensation consultants, with whom the Committee meets annually.

Annual Compensation

      Annual compensation consists of base salary and the Short-Term Achievement Reward (STAR).

      Executive base salary ranges are established based on a careful examination of survey data, from a comparative group of companies, gathered by a leading consulting firm specializing in executive compensation. A number, but not all, of these companies are included in the composite group index shown on the performance graph. Salary ranges are targeted to be in the middle of this select group of companies. Within the established range structure, the Committee approves changes in amounts of base salary considering individual performance evaluations and time in position.

      The Short-Term Achievement Reward is based on a combination of two factors, the Company’s results and the business unit’s results for the fiscal year. The Company factor is based on sales growth and total shareholder return relative to the Company’s competitive peer group. The business unit factor is based on a retrospective assessment of business unit performance. This assessment takes into account a number of factors including profit, sales, operating margin, operating cash flow, market share, trade receivables and performance relative to competitors.

      Senior management and the Committee believe that differences in performance should result in significantly different levels of annual compensation.

Long-Term Incentives

      Long-term incentives consist of stock options and Long-term Equity Appreciation (LEAP) awards. Both types of awards serve to focus executive attention on the long-term performance of the Company.

      Stock options are awarded only to employees who have demonstrated a capacity for contributing in a substantial way to the success of the Company. Stock options encourage these managers to act as owners of the business, which helps to further align their interests with the shareholders’ interests. The Company makes stock option grants annually at no less than 100% of the market price on the date of grant. Stock appreciation rights (SARs) are granted instead of options in countries where the holding of foreign stock is restricted. Stock option grants and SARs are fully exercisable after three years and have a 15-year life. The target number of shares to be awarded to an individual is based on the individual’s total short-term compensation and the corresponding competitive grant values of our comparitor companies. This target amount is then adjusted by up to plus or minus 50% based on the individual’s performance. The number of option shares currently held by each executive is not considered in determining awards. Options have no value unless the price of the Company’s stock increases, and they are exercisable only by the employee and cannot be transferred except in case of death.

      The Long-term Equity Appreciation Plan places a portion of top executives’ long-term compensation at risk based on the Company’s Total Shareholder Return (TSR) relative to a peer group of companies as measured over the most recent three-year period. To calculate TSR, the average stock price for the year prior to the start of the three-year performance period (FY 97/98) is compared with the average stock price for the third year of the three-year cycle (FY 00/01). It is also assumed that all dividends paid over the three-year period are reinvested in shares on the date paid. When the Company’s TSR performance relative to the comparitor group of companies is in the top half, awards at or above target can be earned. No awards are paid for ranking in the bottom one-third of the peer group. Awards are generally made in the form of stock, stock restricted until retirement, or as stock options in accordance with the terms of the 1992 Stock Plan.

Share Retention Program

      The Company believes the interests of the Company and its employees are inseparable. One of the ways this is demonstrated is through share ownership and ownership behavior. Globally, employees and retirees currently own about one-fifth of Procter & Gamble’s outstanding shares. This is believed to be significantly higher than most other major corporations and serves to create a strong focus on the long-term growth of the Company and its stock.

      To support the Company’s desire to increase management’s stock ownership, in 1993 the Committee approved a share retention program for its most senior managers. Under this program, participants are to achieve and then retain a multiple of their base salary in shares of Procter & Gamble stock. Higher level managers are expected to retain a larger multiple. The Chief Executive’s multiple is three times base salary. Shares held in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan are not counted towards the achievement of these ownership targets.

Limitation of Deductions

      Regarding the limitation of deductions available for compensation paid to the Company’s named executives under Internal Revenue Code Section 162(m), stock option and SAR grants under the 1992 Stock Plan meet the requirements for deductible compensation. Accordingly, the Committee granted all of the named executives’ Short-Term Achievement Reward and Long-term Equity Appreciation Plan awards in the form of stock options or retirement restricted stock both of which avoid the loss of deductibility related to such compensation. The Executive Compensation Tables provide further details. With these adjustments, the potential tax liability from any loss of deductibility is nominal.

Compensation of the Chief Executive

      On June 8, 2000 Mr. Lafley, previously President-Global Beauty Care and North America, became President and Chief Executive Officer. The Compensation Committee increased Mr. Lafley’s salary to the minimum amount of the salary range for the Chief Executive Officer. The salary increase was effective July 1, 2000. The Committee approved a stock option award for Mr. Lafley in the amount of 180,282 shares. In determining the size of this stock option award, the Committee considered Mr. Lafley’s performance in his prior position and the competitive level of stock option awards for a newly appointed Chief Executive Officer. These stock options were granted on September 15, 2000. These options have the same terms as all other options granted on September 15, 2000 and will not become exercisable until September 15, 2003. Mr. Lafley did not receive any award under the Long Term Equity Appreciation Plan (LEAP) in July 2001 for the Company’s performance for the period beginning July 1, 1998 and ending June 30, 2001. Awards under LEAP are determined according to a formula, which is based on Procter & Gambles’ total shareholder return compared to a peer group for a three-year performance period. The Committee has not yet determined Mr. Lafley’s STAR award for the fiscal year 2000/2001. Mr. Lafley’s target award is 100% of salary. The award is based on a formula, which includes the Company’s sales growth and total shareholder return compared to a peer group. It is estimated that the award will be less than 50% of the target award. The actual award will be reflected in next year’s proxy.

Norman R. Augustine, Chairman	Charles R. Lee
Scott D. Cook	Marina v.N. Whitman
Joseph T. Gorman

Executive Compensation Tables

      The following tables and notes present the compensation provided by the Company to its Chief Executive officer, and to each of the Company’s four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE
(Dollar figures shown in thousands)

							Long-Term
							Compensation Awards

	Annual Compensation							Securities
							Restricted	Underlying
Name and					Other Annual		Stock	Options/	All Other
Principal Position	Year	Salary	Bonus(1)		Compensation(2)		Awards(3)	SARs(4)	Compensation(5)

A. G. Lafley	2000-01
President and	1999-00	799.1	0	( )	0		0	97,313	255.4
Chief Executive	1998-99	712.9	250.0	( )	126.9	( )	0	49,642	597.4
John E. Pepper	2000-01
Chairman of the	1999-00
Board	1998-99
Wolfgang C. Berndt	2000-01
President-Global Fabric	1999-00	850.0	0	( )	184.8	( )	0	99,198	202.0
& Home Care	1998-99	765.3	340.0	( )	334.6	( )	0	50,404	241.3
Jorge P. Montoya	2000-01
President-Global	1999-00	795.0	0	( )	(39.8	)( )	0	92,136	259.5
Food & Beverage	1998-99	730.7	0	( )	218.1	( )	624.0	34,791	242.0
and Latin America
R. Kerry Clark	2000-01
President-Global	1999-00	576.7	0	( )	(69.5	)( )	0	67,102	388.4
Market Development	1998-99	506.7	0	( )	100.7	( )	0	42,390	373.0
& Business Operations

(1)	The Short-Term Achievement Reward (STAR) awards may be made in the form of cash, restricted stock or stock options and Long-term Equity Appreciation Plan (LEAP) awards may be made in the form of stock, restricted stock or stock options as approved by the Compensation Committee. Awards received in the form of cash or stock are reported in this column. Awards received in the form of restricted stock or stock options are reported under the appropriate long-term compensation column. Any STAR award that might be made for fiscal 2000-01 is not yet calculable and, in accordance with Securities and Exchange Commission regulations, will be reported in the proxy statement for the annual meeting of shareholders on October 8, 2002.

(2)	Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual’s cash compensation).

(3)	All restricted stock awarded to the named executives for 2000-01 will vest on retirement. The number and value (in thousands of dollars) of aggregate restricted stock holdings of each of the named executives on June 30, 2001 was: Mr. Lafley, shares ($ ); Mr. Pepper, shares ($ ); Mr. Berndt, shares ($ ); Mr. Montoya, shares ($ ); and Mr. Clark, shares ($ ). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average of the high and low price on the New York Stock Exchange on June 30, 2001 ($ ). Dividends are paid on all restricted Common Stock at the same rate as paid on the Company’s Common Stock. Upon a change in control, all conditions and restrictions on restricted stock will immediately lapse.

(4)	For fiscal year 1999-00, in addition to the regular award of stock options granted on September 15, 1999, these figures include options granted on July 10, 2000 to Messrs. Lafley, Berndt, Montoya, Brunner and Clark for the 1999-00 LEAP award. See footnotes 8, 12, 15, 18 and 21 below. Options for the 1999-00 STAR award will be granted on or about September 15, 2000 and reported in the proxy statement for the annual meeting of shareholders on October 9, 2001.

(5)	All Other Compensation (in thousands of dollars) — details for 2000-01:

		Flexible		International
	Profit Sharing	Compensation		Assignment		Total
	and Related	Program	Imputed	Equalization	Other	All Other
Name	Contributions	Contributions	Income	Payments	Payments	Compensation

A. G. Lafley
John E. Pepper
Wolfgang C. Berndt
Jorge P. Montoya
R. Kerry Clark

( )	Mr. Lafley’s LEAP award of $397,313 was paid in the form of stock options.

( )	In fiscal year 1998-99, Mr. Lafley’s Performance Bonus Award of $305,000 was paid in the form of cash ($250,000) and stock options ($55,000); his Long-Term Incentive Plan Award of $213,500 was paid in the form of stock options; and his Profit Incentive Award of $228,750 was paid in the form of stock options.

( )	Tax equalization payments to cover incremental taxes required to be paid to Belgium for Mr. Berndt, to Venezuela for Mr. Montoya and to Japan for Messrs. Lafley and Clark, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

( )	Mr. Berndt’s LEAP award of $414,375 was paid in the form of stock options.

( )	In fiscal year 1998-99, Mr. Berndt’s Performance Bonus Award of $340,000 was paid in the form of cash; his Long-Term Incentive Plan Award of $238,000 was paid in the form of stock options; and his Profit Incentive Award of $255,000 was paid in the form of stock options.

( )	Mr. Montoya’s LEAP award of $402,188 was paid in the form of stock options.

( )	In fiscal year 1998-99, Mr. Montoya’s Performance Bonus Award of $320,000 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $224,000 was paid in the form of retirement restricted stock; and his Profit Incentive Award of $80,000 was paid in the form of retirement restricted stock.

( )	Mr. Clark’s LEAP award of $302,250 was paid in the form of stock options.

( )	In fiscal year 1998-99, Mr. Clark’s Performance Bonus Award of $225,000 was paid in the form of stock options; his Long-Term Incentive Plan Award of $157,500 was paid in the form of stock options; and his Profit Incentive Award of $281,250 was paid in the form of stock options.

OPTION GRANTS IN LAST FISCAL YEAR

(Dollar figures shown in thousands)

Potential Realizable Value at
Assumed Annual Rates of
	Number of	% of Total			Stock Price Appreciation for
	Securities	Options			Option Term(2)
	Underlying	Granted to
	Options	Employees	Exercise or	Expiration	(a)	(b)
Name	Granted(1)	in Fiscal Year	Base Price	Date	5%	10%

A. G. Lafley( )
John E. Pepper( )
Wolfgang C. Berndt( )
Jorge P. Montoya
R. Kerry Clark(7)

(1)	All of these options, which were granted pursuant to The Procter & Gamble 1992 Stock Plan, were non-qualified, were granted at market value on the date of grant, vest on the third anniversary of the date of grant, and have a term of 15 years. Stock options expiring on July 10, 2015 are related to LEAP awards. Upon a change in control, all stock options will immediately vest.

(2)	We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for 15 years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until 15 years later. Depending on inflation rates, these amounts may be worth significantly less in 15 years in real terms, than the value shown.

( )	Mr. Lafley also received an award of 6,882 stock options on September 15, 1999 with an exercise price of $99.7188 and an expiration date of September 15, 2014 for his Profit Incentive Award earned in fiscal year 1998-99. This option award had potential realizable values of $740.4 and $2,180.4 at assumed rates of appreciation of 5% and 10%, respectively.

( )	Mr. Berndt also received an award of 7,674 stock options on September 15, 1999 with an exercise price of $99.7188 and an expiration date of September 15, 2014 for his Profit Incentive Award earned in fiscal year 1998-99. This option award had potential realizable values of $825.6 and $2,431.4 at assumed rates of appreciation of 5% and 10%, respectively.

( )	Mr. Clark also received an award of 8,463 stock options on September 15, 1999 with an exercise price of $99.7188 and an expiration date of September 15, 2014 for his Profit Incentive Award earned in fiscal year 1998-99. This option award had potential realizable values of $910.5 and $2,681.3 at assumed rates of appreciation of 5% and 10%, respectively.

AGGREGATED OPTION/ STOCK APPRECIATION RIGHT (SAR)

EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/ SAR VALUES(1)
(Dollar figures shown in thousands)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at FY End		Options/SARs at FY End(3)
	Shares Acquired	Value
Name	on Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

A. G. Lafley
John E. Pepper
Wolfgang C. Berndt
Jorge P. Montoya
R. Kerry Clark

(1)	Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.

(2)	Options/ SARs were granted for terms of up to 15 years. The value realized on options/ SARs exercised during the last fiscal year represents the total gain over the years the options/ SARs were held by the executive. If this total gain is divided by the average number of years the options/ SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/ SAR exercises were as follows: Mr. Lafley, $ ; Mr. Pepper, $ ; Mr. Berndt, $ ; Mr. Montoya, $ ; and Mr. Clark, $ .

(3)	Calculated based on the fair market value of the Company’s Common Stock on June 30, 2001 ($ per share) minus the exercise price.

RETIREMENT BENEFITS

      Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. This is a qualified defined contribution plan providing retirement benefits for U.S.-based employees. In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would otherwise be contributed by the Company to the executive’s retirement account. Under the rules set by the Securities and Exchange Commission, these Company contributions are included in the Summary Compensation Table in the “All Other Compensation” column (see footnote (5) to such Table). Mr. Clark is enrolled in the pension plans of Procter & Gamble Canada, Inc. Messrs. Montoya and Clark are also enrolled in a supplemental retirement plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. Mr. Berndt is enrolled in the Pension Plan of Procter & Gamble GmbH (Germany). Mr. Berndt was a participant in the Austrian pension plan and enrolled in the supplemental plan for Germans who previously participated in other pension plans. These Plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given their age and service with the Company, their estimated annual benefit, if payable in the form of a straight annuity upon retirement at age 65, would be $          for Mr. Berndt, $          for Mr. Montoya, and $          for Mr. Clark.

Comparison of Five-year Cumulative Total Return

      The following graph compares the five-year cumulative total return of the Company’s Common Stock as compared with the S&P 500 Stock Index and a composite of the S&P Household Products Index, the S&P Paper & Forest Products Index, the S&P Personal Care Index, the S&P Health Care Diversified Index and the S&P Foods Index weighted based on the Company’s current fiscal year revenues.

      The graph assumes a $100 investment made on July 1, 1996 and the reinvestment of all dividends, as follows:

	Dollar Value of $100 Investment at June 30

	1996	1997	1998	1999	2000	2001

P&G Common	$100.00	$155.55	$206.01	$199.07	$128.30	$152.96

Composite Group	$100.00	$143.19	$165.60	$181.72	$151.72	$168.17

S&P 500	$100.00	$134.56	$175.20	$215.02	$231.14	$196.88

Security Ownership of Management and Certain Beneficial Owners

      The following tables give information concerning the beneficial ownership of the Company’s Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each named executive, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on July 27, 2001:

COMMON STOCK

	Amount and Nature of Beneficial Ownership

	Direct(1) and		Trusteeships
	Profit	Right	and	Percent
	Sharing	to	Family	of
Owner	Plan(2)	Acquire(3)	Holdings(4)	Class

Norman R. Augustine			—	(5)
Donald R. Beall				(5)
Wolfgang C. Berndt			—	(5)
R. Kerry Clark				(5)
Scott D. Cook				(5)
Domenico De Sole				(5)
Richard J. Ferris				(5)
Joseph T. Gorman				(5)
A. G. Lafley				(5)
Charles R. Lee			—	(5)
Lynn M. Martin			—	(5)
Jorge P. Montoya				(5)
John E. Pepper				(5)
John F. Smith, Jr.			—	(5)
Ralph Snyderman			—	(5)
Robert D. Storey			—	(5)
Marina v.N. Whitman				(5)
Ernesto Zedillo				(5)
[ ] Directors and executive officers, as a group				%

(1)	Sole discretion as to voting and investment of shares.

(2)	Shares allocated to personal accounts of executive officers under the Retirement Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trusts in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(3)	If acquired, would have sole discretion as to voting and investment of shares.

(4)	The individuals involved share voting and/or investment powers with other persons.

(5)	Less than . % for any one Director or executive officer.

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

Amount and Nature of
Beneficial Ownership

	Profit		Percent
	Sharing		of
Owner	Plan(1)	Trusteeships	Series

Norman R. Augustine	—	—	—
Donald R. Beall	—	—	—
Wolfgang C. Berndt	—	—	—
R. Kerry Clark	—	—	(2)
Scott D. Cook	—	—	—
Domenico De Sole	—	—	—
Richard J. Ferris	—	—	—
Joseph T. Gorman	—	—	—
A. G. Lafley		—	(2)
Charles R. Lee	—	—	—
Lynn M. Martin	—	—	—
Jorge P. Montoya		—	(2)
John E. Pepper	—	—	—
John F. Smith, Jr.	—	—	—
Ralph Snyderman	—	—	—
Robert D. Storey	—	—	—
Marina v.N. Whitman	—	—	—
Ernesto Zedillo	—	—	—
[ ] Directors and executive officers, as a group		—	%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, E. H. Eaton, Jr. and C. C. Carroll, Trustees)	—	(3)	%

(1)	Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(2)	Less than % for any one Director or executive officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

(3)	Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

Amount and Nature of
Beneficial Ownership

	Profit		Percent
	Sharing		of
Owner	Plan(1)	Trusteeships	Series

Norman R. Augustine	—	—	—
Donald R. Beall	—	—	—
Wolfgang C. Berndt	—	—	—
R. Kerry Clark	—	—	—
Scott D. Cook	—	—	—
Domenico De Sole	—	—	—
Richard J. Ferris	—	—	—
Joseph T. Gorman	—	—	—
A. G. Lafley	—	—	—
Charles R. Lee	—	—	—
Lynn M. Martin	—	—	—
Jorge P. Montoya	—	—	—
John E. Pepper		—	(2)
John F. Smith, Jr.	—	—	—
Ralph Snyderman	—	—	—
Robert D. Storey	—	—	—
Marina v.N. Whitman	—	—	—
Ernesto Zedillo	—	—	—
[ ] Directors and executive officers, as a group		—	9%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, E. H. Eaton, Jr. and C. C. Carroll, Trustees)	—	(3)	%

(1)	Shares allocated to personal accounts of current and former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(2)	Less than . % for any one Director or executive officer.

(3)	Unallocated shares. The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act. On May 3, 2001, Mr. A. G. Lafley, an executive officer and director, filed a Form 4 for the month ending April 30, 2001, correcting previously filed reports which inadvertently overstated Mr. Lafley’s beneficial ownership by 311 shares. On July   , 2001, Mr. G. G. Cloyd, an executive officer, filed an amended Form 3 correcting his Initial Statement of Beneficial Ownership which inadvertently understated Mr. Cloyd’s beneficial ownership by 747 shares.

Transactions with Executive Officers, Directors and Others

      During the past fiscal year, the Company and its subsidiaries had no transaction in which any Director, or any member of the immediate family of any Director, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission. In the normal course of business the Company had transactions with other corporations where certain Directors are or were executive officers; and the Company utilized the services of the law firm of Thompson Hine in which Robert D. Storey, a Director, is a partner. None of the aforementioned matters was material in amount as to the Company, the corporations or the law firm.

      During the past fiscal year, the Company and its subsidiaries had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission.

Report of the Audit Committee

      Working under the guidance of a written charter approved by the Board of Directors, the Audit Committee, currently composed of five independent members of the of the Board, is primarily responsible for assisting the Board in overseeing the Company’s financial reporting process as well as the internal controls that management and the Board have established. A copy of the charter is included in this proxy statement as Appendix A.

      Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes, acting in an oversight capacity. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

      During the past fiscal year, the Audit Committee met five times. In carrying out its duties, the Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2001, with the Company’s management and Deloitte & Touche LLP (“Deloitte”), our independent auditors. The Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche its independence from Procter & Gamble and its management.

      Based on the reports and discussions described in this proxy, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

      Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Donald R. Beall — Chairman

Norman R. Augustine
Domenico De Sole
Charles R. Lee
John F. Smith, Jr.

Audit Fees

      The aggregate fees, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), our independent auditors, in connection with the audit of the consolidated financial statements of the Company and its subsidiaries for fiscal year ended June 30, 2001 and the reviews of the Company’s quarterly financial statements during this period were $XX.X million.

Financial Information Systems Design and Implementation Fees

      The aggregate fees billed by Deloitte for information technology services relating to financial information systems design and implementation were $XXX for the fiscal year ended June 30, 2001.

All Other Fees

      The aggregate fees billed by Deloitte for professional services rendered other than described above were $XXXX for the fiscal year ended June 30, 2001.

      The Audit Committee has considered whether the services provided by Deloitte with respect to the foregoing fees are compatible with maintaining their independence.

Proposal to Ratify Appointment of Independent Auditors

      The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2001-02. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

      One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on October 9, 2001. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

      The following proposal will therefore be presented for action at the annual meeting by direction of the Board of Directors:

RESOLVED, That action by the Board of Directors appointing Deloitte & Touche LLP as the Company’s independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2002 is hereby ratified, confirmed and approved.

      The Board of Directors recommends a vote FOR this resolution.

      The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either “for” or “against” this proposal.

      Proposal to Approve The Procter & Gamble 2001 Stock and Incentive Compensation Plan

      On July 10, 2001, the Board of Directors approved for submission to the shareholders The Procter & Gamble 2001 Stock and Incentive Compensation Plan (the “2001 Plan” or “Plan”), as set forth in Appendix B to this proxy statement. The following resolution seeking approval of the Plan will be introduced at the shareholders meeting:

RESOLVED, That The Procter & Gamble 2001 Stock and Incentive Compensation Plan adopted by the Board of Directors, as set forth in Appendix B to the proxy statement for this meeting, is hereby approved and authorized.

      The Board of Directors recommends a vote FOR this resolution.

Background

      The Company’s shareholders have approved a series of stock plans since 1951, and there has been some form of stock award plan for certain officers and employees of the Company since 1949. The most recent stock plan, The 1992 Stock Plan (the “1992 Plan”) was adopted by the Board of Directors on July 14, 1992, and approved at the annual meeting of shareholders held on October 13, 1992. The 1992 Plan will terminate in accordance with its own provisions on July 14, 2002. The 2001 Plan, which will go into effect immediately upon approval at the annual meeting of shareholders, will incorporate many of the provisions of the 1992 Plan while adding certain features and provisions not currently found in the 1992 Plan.

      The following is a summary of the basic features of the 2001 Plan. For additional information, please refer to the specific provisions of the full text of the 2001 Plan set forth in Appendix A to this proxy statement.

Purpose

      The purpose of the Plan is to attract, retain, and motivate key employees through the award of stock options, stock appreciation rights, shares of common stock, and other performance related awards. The Board firmly believes that the granting of awards under the Plan will help enable the Company to continue to retain the talents of its key employees while further strengthening the alignment of interests between the Company’s key employees and the Company’s shareholders.

      The Plan is designed to continue to encourage those officers and employees of the Company who are largely responsible for its continued growth, profitability, and success to remain with the Company and to increase their stock ownership in the Company. The Plan will provide incentives to such employees through the granting of options to purchase shares of the Company’s Common Stock and stock appreciation rights and the awarding of a portion of their compensation in the form of shares of Common Stock of the Company. During the fifty years since plans of this type have been in existence at the Company, key management turnover has been minimal and the Company has experienced solid growth in sales and earnings. The Board firmly believes that these results and the existence of the plans are directly related.

Administration

      The Compensation Committee (the “Committee”) of the Board of Directors will administer the Plan. The Committee is currently composed of five members. No member of the Committee is an employee of the Company or otherwise eligible to receive options, stock appreciation rights, or other awards under the Plan. The Committee will have the authority to:

•	select the Plan participants;

•	grant awards in such amounts and form as the Committee shall determine;

•	impose restrictions, terms, and conditions upon such awards as the Committee shall deem appropriate;

•	establish administrative regulations consistent with the Plan; and

•	designate employees of the Company to assist in the administration and operation of the Plan.

Eligibility

      The participants in the Plan shall be those employees who, in the opinion of the Committee, have demonstrated a capacity for contributing in a substantial manner to the success of the Company.

Shares Available

      The Plan permits the award of ninety-five million shares. In addition, the following shares may be awarded under the plan:

•	shares authorized to be awarded under the 1992 Plan that were not awarded under the 1992 Plan;

•	shares awarded under the Plan or the 1992 Plan that are subsequently forfeited;

•	shares tendered to the Company by a recipient in payment of all or part of the exercise price of a stock option awarded under the Plan or the 1992 Plan; and

•	shares tendered by or withheld from a recipient in satisfaction of withholding tax obligations with respect to a stock option awarded under the Plan or the 1992 Plan.

Any of the authorized shares may be used for any of the types of awards described in the Plan, except that no more than fifteen percent of the authorized shares may be issued as restricted or unrestricted stock, and the maximum number of shares with respect to which stock options or stock appreciation rights may be granted to any participant in any calendar year shall not exceed one million.

Granting of Awards

      The Committee shall have authority to grant the following types of awards subject to the following conditions:

Nonstatutory and Incentive Stock Options. All stock options must have a maximum life of no more than ten years from the date of grant, and no options may be exercisable within one year from the date of grant except in the case of death of the recipient. At the time of grant, the Committee shall determine the exercise price for any stock options. In no event, however, may the exercise price be less than 100% of the fair market value of the Company’s Common Stock at the time of grant. At the time of exercise, payment in full of the exercise price shall be paid in cash, shares of Common Stock valued at their fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine. Stock options may only be exercised by the recipient during the recipient’s lifetime, except in the event of legal incompetence of the recipient (where the recipient’s legally appointed guardian may exercise the stock option) or in the event the Committee approves transfer of a stock option. All unexercised stock options granted to a recipient who ceases to be an employee of the Company or any of its subsidiaries become void, except in the case of death, Retirement or, under certain circumstances, Special Separation from the Company. In the event of a recipient’s death, stock options may be exercised by the recipient’s beneficiary.

Stock Appreciation Rights. Stock appreciation rights offer recipients the right to receive payment for the difference (spread) between the exercise price of the stock appreciation right and the market value of the Company’s Common Stock at the time of redemption. The primary purpose for granting stock appreciation rights has been to provide some of the incentive benefits of stock options to key International managers resident in those few countries where tax and other requirements make stock options impractical. The Plan would also permit awarding of stock appreciation rights to U.S. managers in the event that new tax or other requirements make stock options less attractive. The Committee may authorize payment of the spread for a stock appreciation right in the form of cash, Common Stock to be valued at its fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine. Stock appreciation rights are generally subject to the same limitations and restrictions regarding exercise, transfer and forfeiture as are stock options.

Common Stock. Under the 2001 Plan, the Committee may award Common Stock to an employee as a portion of the employee’s remuneration. In doing so, the Committee, in its discretion, may impose conditions or restrictions on the award. The Committee may also authorize any recipient to convert cash compensation otherwise payable to such recipient into stock options or shares of Common Stock under the Plan upon such terms and conditions as the Committee may determine, provided that, pursuant to any such conversion, the shares of Common Stock shall be valued at no less than one hundred percent of their fair market value.

Performance Related Awards. Section 162(m) of the Internal Revenue Code of 1986 generally limits to $1,000,000 the amount that a publicly held corporation may deduct for the compensation paid to its Chief Executive Officer and its four most highly compensated officers other than the Chief Executive Officer. “Qualified performance-based compensation,” however, is not subject to the $1,000,000 deduction limit. Accordingly, the Plan permits the Committee to establish performance goals consistent with Section 162(m) and authorizes the granting of cash, stock options, stock appreciation rights, Common Stock, other property, or any combination thereof to employees upon achievement of such established performance goals. In setting the performance goals, the Committee may use such measures as stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total shareholder return, gross margin, costs, or such other measures as the Committee deems appropriate. The performance goals may relate to the individual Participant, to the Company as a whole, or to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed. Performance awards may be granted either alone or in addition to other grants made under the Plan. The maximum performance award that can be granted to any employee for any one-year period cannot exceed $20,000,000 or 400,000 shares of Common Stock, and the maximum performance award that may be granted to any employee for any period greater than one-year cannot exceed these maximums multiplied by the number of years in the period.

Conditions for Awards

      At the time of exercise of a stock option or stock appreciation right, a recipient must certify the intention to remain employed by the Company or one of its subsidiaries for at least one year. The recipient must also agree not to engage in competitive employment with the Company or its subsidiaries for a period of three years following termination of employment, unless the recipient first obtains written permission from the Company. The Committee may waive these conditions or impose different conditions that do not increase or extend the rights of the recipients.

U.S. Federal Income Tax Consequences

      The tax effects of the exercise of stock options to be granted under the Plan depend on whether the option is a tax-qualified “incentive stock option” or a nonstatutory stock option. Counsel advises the following under existing United States tax law:

A recipient who has continuously been an employee from the time the option was granted until at least three months before it is exercised will not recognize any taxable income. Moreover, any gain realized on the sale or other disposition of stock acquired through exercise of an incentive stock option will be considered long-term capital gain for tax purposes if the stock has been held more than two years after the date the option was granted and more than one year after the date of the exercise of the option. If, however, the stock is disposed of within one year after exercise, the spread at exercise (i.e., the excess of the fair market value of the stock on the date of exercise over the option price) or, if lesser, the spread upon disposition (i.e., the excess of the sale price on disposition over the option price) will be treated as ordinary income, and any appreciation after the date of exercise will be considered short-term gain.

A recipient exercising a nonstatutory stock option must realize as ordinary income on the date of exercise the difference between the market price on the date of exercise and the exercise price.

A “United States person” (as defined in the Internal Revenue Code of 1986) exercising a stock appreciation right must recognize as of the date of exercise the amount received, i.e. the difference between the grant price and the value of the shares on the date of exercise, as ordinary income.

A recipient who receives an award of Common Stock that is subject to restrictions is not subject to Federal income tax until the restrictions lapse and the shares are freely transferable. On the day restrictions lapse, the shares are subject to income tax based on their market value at that time.

Additional Information

      The Board may amend the Plan, provided that no amendment may increase the number of shares, reduce the exercise price, alter the employees eligible to receive stock options, or increase the percentage of shares authorized to be transferred as restricted or unrestricted stock.

      The Committee has made no determinations as to any awards under the Plan.

      On,                , 2001, the average of the high and low market prices of the Company’s Common Stock on the New York Stock Exchange was $     per share.

      In the event that the Plan is terminated, recipients of stock options, stock appreciation rights, and Common Stock granted prior to such expiration shall retain all rights to such shares in accordance with their terms, including the right to exercise stock options or stock appreciation rights.

      In the event of a change in control of the Company (as defined in the Plan), all stock options and stock appreciation rights granted under the Plan shall vest immediately and any conditions or restrictions on Common Stock granted under the Plan shall lapse.

Approval and Adoption

      The Board of Directors urges adoption by the shareholders of the resolution set forth above approving and authorizing The Procter & Gamble 2001 Stock and Incentive Compensation Plan. Under the laws of the State of Ohio, an affirmative vote of the majority of total votes cast at the annual meeting either in person or by proxy is required to adopt this resolution. Proxies will be voted in favor of the resolution, unless the Proxy Committee is otherwise instructed by the shareholders. The Amended Articles of Incorporation of the Company provide that no shares of the Company’s Common Stock carry pre-emptive rights to the purchase of additional shares. Accordingly, no release of pre-emptive rights is necessary to carry out the proposed resolution if adopted.

Shareholder Proposals

Shareholder Proposal No. 1

      Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owning 400 shares of Common Stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

RESOLVED: That the stockholders of P&G, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

      Mrs. Davis has submitted the following statement in support of her resolution:

REASONS: Many states have mandatory cumulative voting, so do National Banks.

In addition, many corporations have adopted cumulative voting.

If you AGREE, please mark your proxy FOR this resolution.

      The Board of Directors recommends a vote AGAINST this resolution for the following reasons:

      At the annual meeting of shareholders in 1987 Company shareholders approved an amendment to the Company’s Amended Articles of Incorporation to eliminate cumulative voting in the election of Directors. Such amendment was adopted by the affirmative vote of 69.6% of the Company’s issued and outstanding shares, or 91.9% of shares participating in voting on the issue.

      The Board of Directors believes that elimination of cumulative voting was and remains entirely appropriate in a publicly-held corporation the size of the Company. All Directors of the Company are elected to serve and to represent the interests of all of the Company’s shareholders and not just particular groups. Cumulative voting, by contrast, is based upon the assumption that particular Directors should represent particular groups and therefore should be elected by such groups, regardless of general shareholder approval. The Board of Directors continues to believe that the present system of voting for Directors provides the best assurance that the decisions of the Directors will be in the interests of all shareholders as opposed to the interests of special interest groups.

      The Board of Directors recommends a vote AGAINST this proposal.

      The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either “for” or “against” this proposal. “Broker non-votes” specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

Shareholder Proposal No. 2

      Clarence A. Stone, RD 4 Box 280A1, Montrose, Pennsylvania 18801-9804, owning 3,000 shares of Common Stock of the Company, has given notice that he intends to present for action at the annual meeting the following resolution:

RESOLVED: That the shareholders of P&G recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

Mr. Stone has submitted the following statement in support of his resolution:

REASONS: During the January 25, 2000 analyst conference of the second quarter annual results of 99/00, which coincidentally barred the media, the Chief Financial Officer was reported to be visibly upset at shareholders when he stated that the market grossly reacted to the report that P&G was in talks with Warner Lambert. Later, just days before the 12% profit loss announcement and subsequent March 7, 2000 stock drop, it was reported that an executive of the Company had stated to analysts that the Company was on track. From January 24, 2000 close at $103.125 per share, until the March 10, 2000 close at $54.375 per share, shareholders realized a loss in market valuation in excess of $64.675 billion. The Chief Executive Officer resigned July 1, 2000, had he not done so and the shareholders been desirous of his departure, they would conceivably had had to wait until the year 2002 to effectively vote as such.

The great majority of New York Stock Exchange listed corporations elect all their directors each year.

When the shareholders were presented with the proposal in 1985 to stagger the terms of the directors, it was set forth as a “poison pill” to prevent a takeover of the Company. A loss of capitalization outweighs the need to perpetuate the board.

This proposal insures that ALL directors will be more accountable to the shareholders each year and to a certain extent prevents the self-perpetuation of the board.

If you agree, please mark your proxy FOR this resolution.

      The Board of Directors recommends a vote AGAINST this resolution for the following reasons:

      The shareholders of Procter & Gamble decided, by action at the annual meeting of shareholders in 1985, that its Board of Directors shall be divided into three classes with Directors elected to staggered three-year terms. This was to insure continuity of experienced Board members.

      This exercise by Procter & Gamble shareholders of their rightful role in corporate governance has been challenged with this same resolution at every annual meeting since 1986. On each of these occasions, the shareholders confirmed that they wanted to retain the continuity of experienced Directors by having a classified Board of Directors with staggered terms.

      In each such year they defeated the proposal to return to annual election of the entire Board, with over 59% voting against it at the most recent shareholders meeting. We believe this affirms the Board’s view that the current system of election is working effectively. Indeed, we believe that at this time of rapid change in the business environment, it is more important than ever to ensure the continuity of experienced Directors. At the same time, we continue to renew our Board as indicated by the election of two new outstanding Directors in the last twelve months.

      This year’s resolution and the arguments in support of it are similar to those in prior years, although the above statement incorrectly implies that shareholders have the ability to elect the Chief Executive Officer. All officers, including the Chief Executive, are elected annually by the Board as required by the laws of the State of Ohio and the Company’s Regulations. The adoption of this resolution would not change this requirement.

      The Board of Directors agrees with the results of previous shareholder voting on this issue and again recommends a vote AGAINST the proposal.

      The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either “for” or “against” this proposal. “Broker non-votes” specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

Shareholder Proposal No. 3

      Lenore Goldman, c/o Harrington Investments, Inc., 1001 Second Street, Suite 325, Napa, California 94559, owning 840 shares of Common Stock of the Company, in conjunction with one co-sponsoring organization (whose name with shares of Common Stock of the Company beneficially held, will be furnished to any person upon request in writing to Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, P.O. Box 599, Cincinnati, OH 45201 or by telephone at 513-983-8697 or by e-mail at rohrer.ld@pg.com), has given notice that she intends to present for action at the annual meeting the following resolution:

RESOLVED: Shareholders request that unless long-term safety testing demonstrates that genetically engineered (GE) crops, organisms, or products thereof are not harmful to humans, animals, and the environment; the Board of Directors adopt a policy to identify and label (where feasible) all food products manufactured or sold by the company [under the company’s brand names or private labels] that may contain GE ingredients, and report to shareholders by August 2002.

      Mrs. Goldman has submitted the following statement in support of her resolution:

International markets for genetically engineered (GE) foods are threatened by extensive resistance:

•	Many of Europe’s larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S. retailers;

•	In the UK, three fast-food giants — McDonald’s, Burger King, and KFC — are eliminating GE soy and corn ingredients from their menus;

•	McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);

•	Gerber Products Co. announced in July 1999 that it would not allow GE corn or soybeans in any of their baby foods;

•	Frito Lay, a division of PepsiCo, asked farmers that supply corn for Frito Lay chips to provide only non-genetically engineered corn (1/2000);

•	since fall of 2000, hundreds of millions have been spent by food companies in recalling food containing GE corn not approved for human consumption;

•	Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain” GEOs and countries can decide whether to import those commodities based on a scientific risk assessment.

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

•	Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

•	Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);

•	the National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage (4/2000);

•	Uncertainty about the ecological risks of genetically engineered crops persists. (Science 12/15/2000);

In the U.S., a long tradition of citizens’ “right to know” is expressed in laws requiring nutritional labeling of foods:

•	Focus groups conducted by the Food and Drug Administration in spring 2000 indicated strong public support for mandatory labeling.

•	Over a dozen polls in the U.S. show that about 70-94% of people surveyed want GE food to be labeled as such.

•	GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled.

•	The European Union and Japan require labeling of GE foods, and labeling has been proposed by governmental authorities in New Zealand, South Korea and Australia.

      The Board of Directors recommends a vote AGAINST this resolution for the following reasons:

      When it comes to our products, consumer safety is paramount. We firmly believe that all our food products, including those, which may contain ingredients developed through biotechnology, are safe.

      The U.S. Food and Drug Administration (FDA), U.S. Department of Agriculture and U.S. Environmental Protection Agency have determined that currently approved foods derived from modern biotechnology are as safe as conventional foods. The FDA has also decided that special labeling is required only if these foods contain allergens or are nutritionally different from their conventional counterparts. None of our foods meet these criteria.

      Simply removing the option of using genetically engineered ingredients for our food brands offers no clear benefit for our consumers — or our business. Doing so could even put P&G at a competitive disadvantage because we would not have the opportunity to use the full range of ingredient supplies available to us.

      What’s more, we would be turning our backs on the benefits of biotechnology in foods, such as reducing the use of pesticides and creating more nutritious foods. The proponents don’t address these and other potential future benefits.

      We respect the views of those who question the value of biotechnology in foods. At the same time, we’re convinced our food brands are safe. Our consumers can count on that.

      The Board of Directors recommends a vote AGAINST this proposal.

      The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either “for” or “against” this proposal. “Broker non-votes” specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

Shareholder Proposal No. 4

      The Sisters of the Holy Names of Jesus & Mary, Washington Province, 2911 West Forth Wright Drive, Spokane, Washington 99224, owning 2,100 shares of Common Stock of the Company, in conjunction with six co-sponsoring organizations (whose names with shares of Common Stock of the Company beneficially held, will be furnished to any person upon request in writing to Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, P.O. Box 599, Cincinnati, OH 45201 or by telephone at 513-983-8697 or by e-mail at rohrer.ld@pg.com), have given notice that they intend to present for action at the annual meeting the following resolution:

RESOLVED: Shareholders request our company to report by the 2002 annual meeting on steps it will take to use pulp and paper that has not been bleached with chlorinated chemicals.

      The proponents have submitted the following statement in support of their resolution:

Our company is to be commended for its commitment to sustainable development which “integrates economic progress, social responsibility and environmental concerns with the objective of improving the quality of life for everyone, now and for generations to come.” (P&G Values and Code of Conduct)

P&G seeks to be an environmentally responsible business, yet still makes products using chlorine-bleached pulp and paper whose production creates dioxin and other persistent toxins characterized as harmful to human and environmental health in even exquisitely minute amounts.

For example, P&G is the largest customer of the Buckeye Florida pulp mill located on the Fenholloway River in Perry, Florida. “Two samples [from 1000 liters of the mills’ wastewater] on two different days in July 1999 using the EPA’s standard analytical measurement method showed dioxin at 2.87 and 2.6 parts per quadrillion ... The acceptable level is .014 ppg for state and federal water quality limits.” (Tallahassee Democrat, February 9, 2001) This is “200 times more deadly toxin than the U.S. Environmental Protection Agency considers safe ... The River’s black water has killed sea grasses for miles out in the gulf ... Some fish in the river are starting to change sexes ... And dioxin, which comes from chlorine bleaching, has accumulated in the river mid ... ” Buckeye and the Florida Department of Environmental Protection have proposed to clean up the Fenholloway by diverting the mill’s waste through a 15-mile pipeline into the Gulf of Mexico. (St. Petersburg Times, February 9, 2001)

Dangerous chlorine-based pollutants accumulate in humans and other living organisms — their concentrations increasing each step up the food chain. The young of every species — including our children — are especially threatened due to their smaller size, habits and bodily development. Exposures can lead to: Cancer, Birth Defects, Learning Impairment, Reproductive Failure, and Hormone Disruption.

In May 2001, the international treaty on persistent organic pollutants (POPs), negotiated by 122 nations, including the US, will be signed in Stockholm. It calls for banning or minimizing 12 of the most notorious POPs, including the byproducts dioxins and furans, “with the goal or continuing minimization and where feasible, ultimate elimination.” The experience of the pulp and paper industry in Europe demonstrates that it is economically feasible to bleach paper without chlorine.

The demand of larger users like Procter & Gamble for paper and pulp that is not bleached with chlorinated chemicals is, we believe, a policy decision, which will affect public health for decades to come. Proponents request that the report include what our company is doing to stimulate markets for process chlorine-free products and the results of any market testing of unbleached products.

Vote YES for this proposal for pollution prevention which will improve our children’s heath and the health of the planet, capture an untapped market, and enhance our company’s reputation and profitability.

      The Board of Directors recommends a vote AGAINST this resolution for the following reasons:

      Our commitment to ensure the health and safety of our products led P&G, in 1990, to be the first consumer products company to require the use of Elemental Chlorine Free (ECF) bleaching for all of the pulp we purchase. Based on all currently available science, P&G, along with leading experts and authoritative bodies around the world, hold the view that ECF addresses the concerns raised in the resolution.

      The overall environmental health and safety improvements made through P&G and the industry’s conversion to ECF pulp bleaching have been widely recognized. For example, government agencies in the U.S. and Canada recognized the success of the North American pulp and paper industry in eliminating dioxin emissions.

      In Canada, an important source of pulp for P&G, virtually all bleached kraft pulp is produced using ECF bleaching. Recently, the Federal-Provincial Advisory Committee for the Canadian Environmental Protection Act stated:

“Releases to effluents from the pulp and paper sector have been reduced to below the’ measurable concentration’ level as per regulations, which is in keeping with the objective of virtual elimination. For this sector, for release to water, no additional work is recommended.”[1]

      In addition, the International Joint Commission (IJC), a joint government-appointed body that reports on the progress the Governments of the United States and Canada make towards restoring and maintaining the waters of the Great Lakes, stated in its 10th Biennial report:

“A notable accomplishment occurred when the pulp and paper industry changed its process for pulp bleaching by substituting chlorine dioxide for elemental chlorine. This substitution virtually eliminated the production of dioxins from pulp and paper mills.”[2]

      Finally, ECF bleaching has been widely recognized around the globe as an environmentally sound technology for pulp bleaching. For example, a new kraft mill permit was recently issued for ECF pulp production in Germany, the first such permit in Germany since 1945.

      All of these examples support the Company position that well-run ECF mills provide suitable environmental and human health safeguards. Thus, our current global standard for ECF bleached pulp is widely supported by the conclusions of leading scientific experts, and government regulatory bodies, worldwide.

      1Environment Canada and Federal and Provincial Task Force on Dioxins and Furans. Dioxins and Furans and Hexachlorobenzene Inventory of Releases. A report prepared for the Federal-Provincial Advisory Committee for the Canadian Environmental Protection Act (CEPA-FPAC). January 1999. (http://www.ec.gc.ca/dioxin/download/dioxin e.pdf)

      2International Joint Commission (IJC). 10th Biennial Report on Great Lakes Water Quality. July, 2000 (http://www.ijc.org/comm/10br/en/chap2en.html).

      The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either “for” or “against” this proposal. “Broker non-votes” specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

Shareholder Proposal No. 5

      Fred Baker II, RR3 Box 248, Meshoppen, Pennsylvania 18630-9283, owning 1,022 shares of Common Stock of the Company, has given notice that he intends to present for action at the annual meeting the following resolution:

RESOLVED: That the shareholders of P&G recommend that the Board of Directors take the necessary steps to eliminate any additional payments of cash, stock options, or other means of extra compensation beyond the salary, accrued retirement, stock options and incentives of the term presently being served, for any officer of the company or member of the Board of Directors, who may leave that position prior to the completion of said term.

      Mr. Baker has submitted the following statement in support of his resolution:

REASONS: Shareholder confidence in the management of the Company last year was reflected in the tumbling value of P&G stock. The Chairman of the Board as of September 1, 1999, was Durk I. Jager. It is the opinion of this writer that one is expected to fill this position for a long period of time, once a competent officer is found. However, after the dismal performance of P&G stock, Mr. Jager announced his intention to retire on June 8, 2000 effective July 1, 2000. After less than a year as Chairman, P&G stock realized a drop in capital valuation of over 50%. Mr. Jager was then awarded an additional payment of $9,500,000.00.

The reasons listed on page 19 (Notice of Annual Meeting and Proxy Statement) for this additional payment were:

      1.  Level of services and commitments to be provided by Mr. Jager following his retirement.

      2.  Arrangements provided by other companies to retiring chief executive officers.

      3.  Mr. Jager’s loyal and distinguished service to the Company for 30 years.

      4.  Mr. Jager’s level of total compensation prior to his retirement.

      5.  Certain incentive payments for which Mr. Jager may have been eligible.

As a shareholder it seems obscene to reward such a large sum to one who resigns after less than a year. More especially when the company he runs performs so dismally. Mr. Baker cites the following as the most objectionable of these reasons for the reward:

      1.  The level of service provided after retirement should be minimal.

      2.  $9,500,000.00 is too high a price for an arrangement by any company to one who served as Chairman for only ten months.

      3.  A person’s own retirement, stock options, and incentives already earned should be enough reward.

      4.  Compensation should be money paid in the form of salary, stock options, and other pre-set incentives.

If you agree, please mark your proxy FOR this resolution.

      The Board of Directors recommends a vote AGAINST this resolution for the following reasons:

      The Compensation Committee of the Board, composed entirely of outside Directors, determines all compensation paid to officers. These are often complex decisions and it is critical for the Committee to have the flexibility to determine those arrangements which best serve the overall interests of the Company.

      This proposal would have no impact on the arrangements with Mr. Jager well over a year ago. Rather, it would mandate a rigid rule in the future making it impossible for the Board to address all the factors and circumstances when an officer leaves the Company. Indeed, it would even prohibit an officer from participating in a voluntary separation program broadly available to all other employees. This proposal is simply not in the best interests of the Company or its shareholders. The Board recommends a vote against it.

      The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either “for” or “against” this proposal. “Broker non-votes” specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

Shareholder Proposal No. 6

      The New York city Comptroller’s Office, as the custodian and trustee of the New York City Police Pension Fund, 1 Centre Street, New York, New York 10007-2341, owning 637,727 shares of Common Stock of the Company, in conjunction with five co-sponsoring organizations (whose names with shares of Common Stock of the Company beneficially held, will be furnished to any person upon request in writing to Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, P.O. Box 599, Cincinnati, OH 45201 or by telephone at 513-983-8697 or by e-mail at rohrer.ld@pg.com), have given notice that they intend to present for action at the annual meeting the following resolution:

Whereas, Procter & Gamble currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected local human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights which include the following principles:

1. All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98).

2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135).

3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Convention 100 and 111).

4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor (ILO Conventions 29 and 105).

5. There shall be no use of child labor. (ILO Conventions 138 and 182), and,

Whereas, independent monitoring of corporate adherence to internationally recognized human rights standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

      Therefore, be it resolved that shareholders request the Board of Directors to commit to:

      1.  Amend Procter & Gamble buying policy and standard purchase contracts to reflect full adoption of the principles defined by the International Labor Organization (ILO). (“Declaration on Fundamental Principles and Rights at Work and its Follow-up”).

      2.  Establish an independent monitoring process that assesses adherence to these conventions and,

      3.  Report annually on adherence to the amended policy through an independent and transparent process.

      The Board of Directors recommends a vote AGAINST this resolution for the following reasons:

      P&G already has internal policies and procedures in place that govern the Company in the areas of worker and human rights; health, safety and environment; bribery and corruption; employee and consumer privacy; and our relationship with suppliers. A copy of our values and code of conduct, and our expectations of suppliers, is available on our website at http://www.pg.com/about pg/corporate/sustainability/substain catmain.jhtml. Although designed for governments, not corporations, we believe the principles on workplace practices as expressed in the International Labor Organization’s (ILO) Declaration on Fundamental Principles and Rights at Work, cited by petitioners, are already included in P&G’s Statement of Purpose, Values and Principles; our internal policies and practices; as well as the Global Sullivan Principles of corporate social responsibility (www.globalsullivanprinciples.org) of which we are an original charter supporter.

      Our expectations of suppliers have been mailed to 10,000 key suppliers, and have been included in our standard contract language. With over 100,000 suppliers and contractors around the world, it is not practical or economically prudent to audit each and every one. We have internal control procedures to give us assurance that we are conducting our business in line with all our policies and principles. Whenever we find an exception to our values and code of conduct, and our guidelines for suppliers, either through the mechanisms in our internal controls, site visits by P&G people, or by external sources, we move quickly to investigate and to correct the situation. We have made it clear that, while we will make every effort to work with suppliers to correct any problems, we will discontinue the business relationship if violations of our principles are not addressed and corrected.

      P&G has been a leader in environmental reporting and transparency since 1993 and in 1999 was one of the first corporations to expand that reporting to encompass Sustainable Development (the integration of environment, social and economic performance). This annual report in available online at http://www.pg.com/about pg/corporate/sustainability/substain catmain.jhtml. Our 2001 report will be published and available online in October.

      P&G has always conducted its business with integrity and a strong P&G core value to “do the right thing”. We have long been leaders in human resources management, employee compensation and benefits, workplace safety, environmental management of our operations, ethical business practices and involvement in the communities where we have operations. In March of this year, Business Ethics magazine ranked P&G first in its list of 100 best corporate citizens. In 2000, P&G was ranked the number 1 non-durable consumer goods company in the Dow Jones Sustainability Group Index.

      In summary, P&G believes:

      (1)  The Company already has internal policies and procedures in place that reflect the ILO Declaration on Fundamental Principles and Rights at Work,

      (2)  The Company has internal mechanisms to identify and resolve discrepancies from our policies, and

      (3)  P&G has long been a leader in the global business community in transparency and reporting of its environmental and sustainable development performance.

      The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either “for” or “against” this proposal. “Broker non-votes” specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

2002 Annual Meeting Date

      It is anticipated that the 2002 annual meeting of shareholders will be held on Tuesday, October 8, 2002. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, April   , 2002.

Other Matters

      No action will be taken with regard to the minutes of the annual meeting of shareholders held October 10, 2000 unless they have been incorrectly recorded.

      The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

I. PURPOSE

      The primary function of the Audit Committee is to assist the Board in fulfilling oversight responsibilities by reviewing any significant issues concerning financial information which will be provided to the shareholders, internal controls which management and the Board of Directors have established, and the audit process. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication with the Directors, the independent auditors, the Internal Controls organization, and the financial and general management of the corporation.

II. COMPOSITION

      At the first meeting of the Board following the annual meeting of the shareholders, the Board shall by resolution, designate an Audit Committee of the Board of not fewer than three (3) members consisting entirely of outside, independent members of the Board. All members of the Committee shall have, or acquire, a working familiarity with financial and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

      The Committee shall meet at least three (3) times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet periodically with financial management and the Vice President of the Internal Controls organization, and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Audit Committee shall:

(a)	Review this Charter annually, update as appropriate, and submit it for full Board of Director approval. The Committee shall disclose, in the Company’s proxy statement, that the Board of Directors has adopted and approved a written Charter. This Charter shall be published in the annual report or proxy at least once every three (3) years; or when significant amendments have been made.

(b)	Review the independence, qualifications, services, fees, and performance of the independent auditors and recommend to the Board the firm of independent auditors to be retained by the Company; who shall be accountable to the Audit Committee and Board of Directors. The Audit Committee shall ensure receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company (ISB 98-1); and shall actively engage the independent auditor as to significant relationships with the Company to oversee the auditor’s independence.

(c)	Review the scope of the annual audit to be made by the independent auditors.

(d)	Review the audit report and recommendations submitted by the independent auditors covering the audit for the fiscal year. Specifically, review any recommendations for material or significant changes in accounting procedures, internal control comments classified as material weaknesses, and other matters related to the conduct of the audit, as well as Management’s response to such comments and recommendations.

(e)	Oversee the activities of the Company’s Internal Controls organization, including annually the plans and major audit findings.

(f)	Review the Company’s financial reporting and its accounting policies including any significant changes, with management and the independent auditors. The Committee discussion will include matters such as

A-1

consistency of accounting policy, clarity and completeness of financial comments, and items that impact the representational faithfulness, verifiability, and neutrality of accounting information.

(g)	Disclose in a report to be included in the annual proxy statement, with respect to the prior fiscal year, that it has reviewed and discussed the company’s audited financial statements with management and the independent auditors (including matters outlined in SAS No. 61, Communication with Audit Committees), discussed independence issues with the auditors, and received appropriate communications from the independent auditors consistent with the requirements set forth by the Independence Standards Board (ISB 98-1). The Committee’s report will include a recommendation to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K.

(h)	Discuss with financial management and the independent auditors the quarterly financial statements, including those matters described in SAS No. 61 — (Communication with Audit Committees), prior to the quarterly earnings release (or minimally, prior to filing the 10Q). This would include significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management. The Chair of the Committee may represent the entire Committee for purposes of this review.

(i)	Review matters that could have significant financial reporting or internal controls implications for the Company including, but without limitation, tax issues and major litigation; status of the company’s financial instruments, risk management of the Insurance program, and the security of the company’s people, assets, and information systems. The Committee will also review results of the annual review relating to compliance with the company’s Worldwide Business Conduct Manual.

(j)	Assess its own procedures and performance at least once every three years.

(k)	Consider and investigate such other matters as it deems appropriate.

      The Audit Committee shall have authority to retain special counsel or experts as it deems necessary to fulfill its responsibilities.

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APPENDIX B

THE PROCTER & GAMBLE 2001 STOCK AND INCENTIVE COMPENSATION PLAN

ARTICLE A — Purpose.

      The purposes of The Procter & Gamble 2001 Stock Plan (the “Plan”) are to strengthen the alignment of interests between those employees of The Procter & Gamble Company (the “Company”) and its subsidiaries who are largely responsible for the success of the business (the “Participants”) and the Company’s shareholders through ownership behavior and the increased ownership of shares of the Company’s common stock (the “Common Stock”), and to encourage the Participants to remain in the employ of the Company and its subsidiaries. This will be accomplished through the granting of options to purchase shares of Common Stock, the granting of performance related awards, the payment of a portion of the Participants’ remuneration in shares of Common Stock, and the granting of deferred awards related to the increase in the price of Common Stock.

ARTICLE B — Administration.

      1.  The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), or such other committee as may be designated by the Board. The Committee shall consist of not fewer than three (3) members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or any successor rule or definition adopted by the Securities and Exchange Commission, to be appointed by the Board from time to time and to serve at the discretion of the Board. The Committee may establish such regulations, provisions, and procedures within the terms of the Plan as, in its opinion, may be advisable for the administration and operation of the Plan, and may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration and operation of the Plan and may grant authority to such persons to execute documents on behalf of the Committee. The Committee shall report to the Board on the administration of the Plan not less than once each year.

      2.  Subject to the express provisions of the Plan, the Committee shall have authority: to grant nonstatutory and incentive stock options; to grant stock appreciation rights either freestanding or in tandem with simultaneously granted stock options; to grant Performance Awards (as defined in Article J); to award a portion of a Participant’s remuneration in shares of Common Stock subject to such conditions or restrictions, if any, as the Committee may determine; to determine all the terms and provisions of the respective stock option, stock appreciation right, and stock award agreements including setting the dates when each stock option or stock appreciation right or part thereof may be exercised and determining the conditions and restrictions, if any, of any shares of Common Stock acquired through the exercise of any stock option; to provide for special terms for any stock options, stock appreciation rights or stock awards granted to Participants who are foreign nationals or who are employed by the Company or any of its subsidiaries outside of the United States of America in order to fairly accommodate for differences in local law, tax policy or custom and to approve such supplements to or amendments, restatements or alternative versions of the Plan as the Committee may consider necessary or appropriate for such purposes (without affecting the terms of the Plan for any other purpose); and to make all other determinations it deems necessary or advisable for administering the Plan. In addition, at the time of grant the Committee shall have the further authority to:

(a)	waive the provisions of Article F, Paragraph 1(a);

(b)	waive the provisions of Article F, Paragraph 1(b);

(c)	waive the provisions of Article G, Paragraph 4(a), 4(b) and 4(c); and

(d)	impose conditions in lieu of those set forth in Article G, Paragraphs 4 through 7, for nonstatutory stock options, stock appreciation rights, stock awards, or Performance Awards which do not increase or extend the rights of the Participant.

ARTICLE C — Participation.

      The Committee shall select as Participants those employees of the Company and its subsidiaries who, in the opinion of the Committee, have demonstrated a capacity for contributing in a substantial manner to the success of such companies.

ARTICLE D — Limitation on Number of Shares Available Under the Plan.

      1.  Unless otherwise authorized by the shareholders and subject to Paragraph 2 of this Article D, the maximum aggregate number of shares available for award under the Plan shall be ninety-five million shares. Any of the authorized shares may be used for any of the types of awards described in the Plan, except that no more than fifteen percent (15%) of the authorized shares may be awarded as restricted or unrestricted stock.

      2.  In addition to the shares authorized for award by Paragraph 1 of this Article, the following shares may be awarded under the Plan:

           (a)  shares that were authorized to be awarded under The Procter & Gamble 1992 Stock Plan (the “1992 Plan”), but that were not awarded under the 1992 Plan;

           (b)  shares awarded under the Plan or the 1992 Plan that are subsequently forfeited in accordance with the Plan or the 1992 Plan, respectively;

           (c)  shares tendered by a Participant in payment of all or part of the exercise price of a stock option awarded under the Plan or the 1992 Plan;

           (d)  shares tendered by or withheld from a Participant in satisfaction of withholding tax obligations with respect to a stock option awarded under the Plan or the 1992 Plan.

ARTICLE E — Shares Subject to Use Under the Plan.

      1.  The shares to be delivered by the Company upon exercise of stock options or stock appreciation rights shall be determined by the Board and may consist, in whole or in part, of authorized but unissued shares or treasury shares. In the case of redemption of stock appreciation rights by one of the Company’s subsidiaries, such shares shall be shares acquired by that subsidiary. Notwithstanding any terms or conditions contained herein, the shares to be delivered by the Company upon exercise of stock options or stock appreciation rights by a Participant located in Italy shall be authorized but unissued shares.

      2.  For purposes of the Plan, restricted or unrestricted stock awarded under the terms of the Plan shall be authorized but unissued shares, treasury shares, or shares acquired in the open market by the Company or a subsidiary, as determined by the Board.

ARTICLE F — Stock Options and Stock Appreciation Rights.

      1.  In addition to such other conditions as may be established by the Committee, in consideration of the granting of stock options or stock appreciation rights under the terms of the Plan, each Participant agrees as follows:

(a)	The right to exercise any stock option or stock appreciation right shall be conditional upon certification by the Participant at time of exercise that the Participant intends to remain in the employ of the Company or one of its subsidiaries for at least one (1) year following the date of the exercise of the stock option or stock appreciation right (provided that termination of employment due to Retirement or Special Separation shall not constitute a breach of such certification), and,

(b)	In order to better protect the goodwill of the Company and its subsidiaries and to prevent the disclosure of the Company’s or it subsidiaries’ trade secrets and confidential information and thereby help insure the long-term success of the business, the Participant, without prior written consent of the Company, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, consultant or otherwise, for a period of three (3) years following the date of the Participant’s termination of employment with the Company (except for terminations of employment resulting from Retirement or Special Separation), in connection with the manufacture, development, advertising, promotion, or sale of any product which is the same as or similar to or competitive with any products of the Company or its subsidiaries (including both existing products as well as products known to the Participant, as a consequence of the Participant’s employment with the Company or one of its subsidiaries, to be in development):

(1)	with respect to which the Participant’s work has been directly concerned at any time during the two (2) years preceding termination of employment with the Company or one of its subsidiaries or

(2)	with respect to which during that period of time the Participant, as a consequence of the Participant’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Company or its subsidiaries.

For purposes of this paragraph, it shall be conclusively presumed that Participants have knowledge of information they were directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(c)	The provisions of this Article are not in lieu of, but are in addition to the continuing obligation of the Participant (which Participant hereby acknowledges) to not use or disclose the Company’s or its subsidiaries’ trade secrets and confidential information known to the Participant until any particular trade secret or confidential information become generally known (through no fault of the Participant), whereupon the restriction on use and disclosure shall cease as to that item. Information regarding products in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its subsidiaries is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. As used in this Article, “generally known” means known throughout the domestic U. S. industry or, in the case of Participants who have job responsibilities outside of the United States, the appropriate foreign country or countries’ industry.

(d)	By acceptance of any offered stock option or stock appreciation rights granted under the terms of the Plan, the Participant acknowledges that if the Participant were, without authority, to use or disclose the Company’s or any of its subsidiaries’ trade secrets or confidential information or threaten to do so, the Company or one of its subsidiaries would be entitled to injunctive and other appropriate relief to prevent the Participant from doing so. The Participant acknowledges that the harm caused to the Company by the breach or anticipated breach of this Article is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. The Participant consents that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of the Company or one of its subsidiaries, be entered on consent and enforced by any court having jurisdiction over the Participant, without prejudice to any rights either party may have to appeal from the proceedings which resulted in any grant of such relief.

(e)	If any of the provisions contained in this Article shall for any reason, whether by application of existing law or law which may develop after the Participant’s acceptance of an offer of the granting of stock appreciation rights or stock options, be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or territory, the Participant agrees to join the Company or any of its subsidiaries in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants, or restrictions of this Article shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Article shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

      2.  The fact that a Participant has been granted a stock option or a stock appreciation right under the Plan shall not limit the right of the employer to terminate the Participant’s employment at any time. The Committee is authorized to suspend or terminate any outstanding stock option or stock appreciation right for actions taken by a

Participant prior to termination of employment if the Committee determines the Participant has acted significantly contrary to the best interests of the Company or its subsidiaries.

      3.  The maximum number of shares with respect to which stock options or stock appreciation rights may be granted to any Participant in any calendar year shall not exceed 1,000,000 shares.

      4.  The aggregate fair market value (determined at the time when the incentive stock option is exercisable for the first time by a Participant during any calendar year) of the shares for which any Participant may be granted incentive stock options under the Plan and all other stock option plans of the Company and its subsidiaries in any calendar year shall not exceed $100,000 (or such other amount as reflected in the limits imposed by Section 422(d) of the Internal Revenue Code of 1986, as it may be amended from time to time).

      5.  If the Committee grants incentive stock options, all such stock options shall contain such provisions as permit them to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as may be amended from time to time.

      6.  With respect to stock options granted in tandem with stock appreciation rights, the exercise of either such stock options or such stock appreciation rights will result in the simultaneous cancellation of the same number of tandem stock appreciation rights or stock options, as the case may be.

      7.  The exercise price for all stock options and stock appreciation rights shall be established by the Committee at the time of their grant and shall be not less than one hundred percent (100%) of the fair market value of the Common Stock on the date of grant.

      8.  Unless otherwise authorized by the shareholders of the Company, neither the Board nor the Committee shall authorize the amendment of any outstanding stock option or stock appreciation right to reduce the exercise price.

      9.  No stock option or stock appreciation right shall be cancelled and replaced with awards having a lower exercise price without the prior approval of the shareholders of the Company. This Article F, Paragraph 9 is intended to prohibit the repricing of “underwater” stock options and stock appreciation rights and shall not be construed to prohibit the adjustments permitted under Article J of the Plan.

      10.  The Committee may require any Participant to accept any stock options or stock appreciation rights by means of electronic signature.

ARTICLE G — Exercise of Stock Options and Stock Appreciation Rights.

      1.  All stock options and stock appreciation rights granted hereunder shall have a maximum life of no more than ten (10) years from the date of grant.

      2.  No stock options or stock appreciation rights shall be exercisable within one (1) year from their date of grant, except in the case of the death of the Participant.

      3.  Unless a transfer has been duly authorized by the Committee pursuant to Article G, Paragraph 6 of the Plan, during the lifetime of the Participant, stock options and stock appreciation rights may be exercised only by the Participant personally, or, in the event of the legal incompetence of the Participant, by the Participant’s duly appointed legal guardian.

      4.  In the event that a Participant ceases to be an employee of the Company or any of its subsidiaries while holding an unexercised stock option or stock appreciation right:

(a)	Any unexercisable portions thereof are then void, except in the case of: (1) death of the Participant; (2) Retirement or Special Separation that occurs more than six months from the date the options were granted; or (3) any option as to which the Committee has waived, at the time of grant, the provisions of this Article G, Paragraph 4(a).

(b)	Any exercisable portions thereof are then void, except in the case of: (1) death of the Participant; (2) Retirement or Special Separation; or (3) any option as to which the Committee has waived, at the time of grant, the provisions of this Article G, Paragraph 4(b).

(c)	In the case of Special Separation, any stock option or stock appreciation right must be exercised within the time specified in the original grant or five (5) years from the date of Special Separation, whichever is shorter.

      5.  In the case of the death of a Participant, the persons to whom the stock options or stock appreciation rights have been transferred by will or the laws of descent and distribution shall have the privilege of exercising remaining stock options, stock appreciation rights or parts thereof, whether or not exercisable on the date of death of such Participant, at any time prior to the expiration date of the stock options or stock appreciation rights.

      6.  Stock options and stock appreciation rights are not transferable other than by will or by the laws of descent and distribution. For the purpose of exercising stock options or stock appreciation rights after the death of the Participant, the duly appointed executors and administrators of the estate of the deceased Participant shall have the same rights with respect to the stock options and stock appreciation rights as legatees or distributees would have after distribution to them from the Participant’s estate. Notwithstanding the foregoing, the Committee may authorize the transfer of stock options and stock appreciation rights upon such terms and conditions as the Committee may require. Such transfer shall become effective only upon the Committee’s complete satisfaction that the proposed transferee has strictly complied with such terms and conditions, and both the original Participant and the transferee shall be subject to the same terms and conditions hereunder as the original Participant.

      7.  Upon the exercise of stock appreciation rights, the Participant shall be entitled to receive a redemption differential for each such stock appreciation right which shall be the difference between the then fair market value of one share of Common Stock and the exercise price of one stock appreciation right then being exercised. In the case of the redemption of stock appreciation rights by a subsidiary of the Company not located in the United States, the redemption differential shall be calculated in United States dollars and converted to the appropriate local currency on the exercise date. As determined by the Committee, the redemption differential may be paid in cash, Common Stock to be valued at its fair market value on the date of exercise, any other mode of payment deemed appropriate by the Committee or any combination thereof.

      8.  Time spent on leave of absence shall be considered as employment for the purposes of the Plan. Leave of absence means any period of time away from work granted to any employee by his or her employer because of illness, injury, or other reasons satisfactory to the employer.

      9.  The Company reserves the right from time to time to suspend the exercise of any stock option or stock appreciation right where such suspension is deemed by the Company as necessary or appropriate for corporate purposes. No such suspension shall extend the life of the stock option or stock appreciation right beyond its expiration date, and in no event will there be a suspension in the five (5) calendar days immediately preceding the expiration date.

      10.  The Committee may require any Participant to exercise any stock options or stock appreciation rights by means of electronic signature.

ARTICLE H — Payment for Stock Options and Tax Withholding.

      Upon the exercise of a stock option, payment in full of the exercise price shall be made by the Participant. As determined by the Committee, the stock option exercise price may be paid by the Participant either in cash, shares of Common Stock valued at their fair market value on the date of exercise, a combination thereof, or such other method as determined by the Committee. In addition to payment of the exercise price, the Committee may authorize the Company to charge a reasonable administrative fee for the exercise of any stock option. Furthermore, to the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any Participant’s stock option exercise, the Committee may require the Participant to make such arrangements as the Company may deem necessary for the payment of such taxes required to be withheld (including, without limitation, relinquishment of a portion of such stock options or relinquishment of a portion of the proceeds received by the Participant in a simultaneous exercise and sale of stock during a “cashless” exercise). In no event, however, shall the Committee be permitted to require payment from a Participant in excess of the maximum required tax withholding rates.

ARTICLE I — Grant of Unrestricted or Restricted Stock.

      The Committee may grant Common Stock to Participants under the Plan subject to such conditions or restrictions, if any, as the Committee may determine. To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with the lapse of restrictions on any Participant’s shares of Common Stock, the Committee may require the Participant to make such arrangements as the Company may deem necessary for the payment of such taxes required to be withheld (including, without limitation, relinquishment of a portion of such shares of Common Stock). In no event, however, shall the Committee be permitted to require payment from a Participant in excess of the maximum required tax withholding rates.

ARTICLE J — Performance Related Awards.

      1.  The Committee, in its discretion, may establish performance goals for selected Participants and authorize the granting of cash, stock options, stock appreciation rights, Common Stock, other property, or any combination thereof (“Performance Awards”) to such Participants upon achievement of such established performance goals during a specified time period (the “Performance Period”). The Committee, in its discretion, shall determine the Participants eligible for Performance Awards, the performance goals to be achieved during each Performance Period, the amount of any Performance Awards to be paid, and the method of payment for any Performance Awards. Performance Awards may be granted either alone or in addition to other grants made under the Plan.

      2.  Notwithstanding the foregoing, any Performance Awards granted to the Chief Executive Officer and the Company’s other four highest paid executive officers (as reported in the Company’s proxy statement pursuant to Regulation S-K, Item 402(a)(3)) under Article J, Paragraph 1 shall comply with all of the following requirements:

(a) Each grant shall specify the specific performance objectives (the “Performance Objectives”) which, if achieved, will result in payment or early payment of the Performance Award. The Performance Objectives may be described in terms of Company-wide objectives that are related to the individual Participant or objectives that are related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total shareholder return, gross margin, and/or costs. The Performance Objectives may be made relative to the performance of other corporations. The Committee, in its discretion, may change or modify these criteria, however, at all times the criterion must be valid performance criterion for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee may not change the criteria or Performance Objectives for any Performance Period that has already been approved by the Committee. The Committee may cancel a Performance Period or replace a Performance Period with a new Performance Period, provided that any such cancellation or replacement shall not cause the Performance Award to fail to meet the requirements of Section 162(m) of the Code.

(b) Each grant shall specify the minimum level of achievement required by the Participant relative to the Performance Objectives to qualify for a Performance Award. In doing so, the grant shall establish a formula for determining the percentage of the Performance Award to be awarded if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives. Each grant may also establish a formula for determining an additional award above and beyond the Performance Award to be granted to the Participant if performance is at or above the specified Performance Objectives. Such additional award shall also be established as a percentage of the Performance Award. The Committee may decrease a Performance Award as determined by the Performance Objectives, but in no case may the Committee increase any Performance Award as determined by the Performance Objectives.

(c) The maximum Performance Award that may be granted to any Participant for any one-year Performance Period shall not exceed $20,000,000 or 400,000 shares of Common Stock (the “Annual Maximum”). The maximum Performance Award that may be granted to any Participant for a Performance Period greater than one-year shall not exceed the Annual Maximum multiplied by the number of full years in the Performance Period.

ARTICLE K — Adjustments.

      The amount of shares authorized to be issued under the Plan will be adjusted appropriately in the event of future stock splits, stock dividends, or other changes in capitalization of the Company occurring after the date of approval of the Plan by the Company’s shareholders to prevent the dilution or enlargement of rights under the Plan; following any such change, the term “Common Stock” shall be deemed to refer to such class of shares or other securities as may be applicable. The number of shares and exercise prices covered by outstanding stock options and stock appreciation rights shall be adjusted to give effect to any such stock splits, stock dividends, or other changes in the capitalization.

ARTICLE L — Additional Provisions and Definitions.

      1.  The Board may, at any time, repeal the Plan or may amend it except that no such amendment may amend this paragraph, increase the total aggregate number of shares subject to the Plan, reduce the price at which stock options or stock appreciation rights may be granted or exercised, alter the class of employees eligible to receive stock options, or increase the percentage of shares authorized to be transferred as restricted or unrestricted stock. Participants and the Company shall be bound by any such amendments as of their effective dates, but if any outstanding stock options or stock appreciation rights are materially affected adversely, notice thereof shall be given to the Participants holding such stock options and stock appreciation rights and such amendments shall not be applicable without such Participant’s written consent. If the Plan is repealed in its entirety, all theretofore granted unexercised stock options or stock appreciation rights shall continue to be exercisable in accordance with their terms and shares subject to conditions or restrictions granted pursuant to the Plan shall continue to be subject to such conditions or restrictions.

      2.  In the case of a Participant who is an employee of a subsidiary of the Company, performance under the Plan, including the granting of shares of the Company, may be by the subsidiary. Nothing in the Plan shall affect the right of the Company or any subsidiary to terminate the employment of any employee with or without cause. None of the Participants, either individually or as a group, and no beneficiary, transferee or other person claiming under or through any Participant, shall have any right, title, or interest in any shares of the Company purchased or reserved for the purpose of the Plan except as to such shares, if any, as shall have been granted or transferred to him or her. Nothing in the Plan shall preclude the awarding or granting of shares of the Company to employees under any other plan or arrangement now or hereafter in effect.

      3.  “Subsidiary” means any company in which more than fifty percent (50%) of the total combined voting power of all classes of stock is owned, directly or indirectly, by the Company or, if the company does not issue stock, more than fifty percent (50%) of the total combined ownership interest is owned, directly or indirectly, by the Company. In addition, the Board may designate for participation in the Plan as a “subsidiary,” except for the granting of incentive stock options, those additional companies affiliated with the Company in which the Company’s direct or indirect stock ownership is fifty percent (50%) or less of the total combined voting power of all classes of such company’s stock, or, if the company does not issue stock, the Company’s direct or indirect ownership is fifty percent (50%) or less of the company’s total combined ownership interest.

      4.  Notwithstanding anything to the contrary in the Plan, stock options and stock appreciation rights granted hereunder shall vest immediately and any conditions or restrictions on Common Stock shall lapse upon a “Change in Control.” A “Change in Control” shall mean the occurrence of any of the following:

(a)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Paragraph 4(a), shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)	The individuals who, as of July 10, 2001 are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least half of the members of the Board; or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

      (c)  The consummation of:

(i)	A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A)	the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

(B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least half of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and

(C)	no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or shares, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

      Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding shares or Voting Securities as a result of the acquisition of shares or Voting Securities by the Company which, by reducing the number of shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional shares or Voting Securities which increases the percentage of the then outstanding shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

      5.  The term “Special Separation” shall mean any termination of employment that occurs prior to the time a Participant is eligible to retire, except a termination for cause or a voluntary resignation that is not initiated or encouraged by the Company.

      6.  The term “Retirement” shall mean: (a) retirement in accordance with the provisions of any appropriate retirement plan of the Company or any of its subsidiaries; or (b) termination of employment under the permanent disability provision of any retirement plan of the Company or any of its subsidiaries.

ARTICLE M — Consent.

      Every Participant who receives a stock option, stock appreciation right, or grant of shares pursuant to the Plan shall be bound by the terms and provisions of the Plan and of the stock option, stock appreciation right, or grant of shares agreement referable thereto, and the acceptance of any stock option, stock appreciation right, or grant of shares pursuant to the Plan shall constitute a binding agreement between the Participant and the Company and its subsidiaries and any successors in interest to any of them. Every Person who receives a stock option, stock appreciation right, or grant of shares from a Participant pursuant to the Plan shall, in addition to such terms and conditions as the Committee may require upon such grant, be bound by the terms and provisions of the Plan and of the stock option, stock appreciation right, or grant of shares agreement referable thereto, and the acceptance of any stock option, stock appreciation right, or grant of shares by such Person shall constitute a binding agreement between such Person and the Company and its subsidiaries and any successors in interest to any of them. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, United States of America.

ARTICLE N — Purchase of Shares or Stock Options

      The Committee may authorize any Participant to convert cash compensation otherwise payable to such Participant into stock options or shares of Common Stock under the Plan upon such terms and conditions as the Committee, in its discretion, shall determine. Notwithstanding the foregoing, in any such conversion the shares of Common Stock shall be valued at no less than one hundred percent (100%) of their fair market value.

ARTICLE O — Duration of Plan.

      The Plan will terminate on July 10, 2011 unless a different termination date is fixed by the shareholders or by action of the Board of Directors, but no such termination shall affect the prior rights under the Plan of the Company (or any subsidiary) or of anyone to whom stock options or stock appreciation rights were granted prior thereto or to whom shares have been transferred prior to such termination.

Dear Shareholder:

On August 24, 2001 we sent you a notice and proxy statement plus proxy card for the annual meeting of The Procter & Gamble Company to be held on Tuesday,
October 9, 2001.

As of September 25 we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original card and need a new one to respond at this time, we enclose a duplicate together with a return envelope. You can also vote by telephone or internet. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 9, 2001 at 12:00 noon at Cincinnati Music Hall, 1243 Elm Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD
Annual Meeting of Shareholders-Tuesday, October 9, 2001

      The undersigned hereby appoints John E. Pepper, A. G. Lafley and Norman R. Augustine and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 9, 2001 at 12 o’clock noon in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR items 2 and 3, and AGAINST the shareholder proposals listed as items 4, 5, 6, 7, 8 and 9.

      This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

      This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees of the Plan Trust listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. This card should be mailed in the enclosed envelope in time to reach the Company’s proxy tabulator, Automatic Data Processing, 51 Mercedes Way, Edgewood, NY 11717 by 9:00 a.m. on Tuesday, October 9, 2001 for Common shares to be voted and 5:00 p.m. on Monday, October 8, 2001 for the Trustees to vote the Plan shares. Automatic Data Processing will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Automatic Data Processing and not provided to the Company.

THE PROCTER & GAMBLE COMPANY
C/O PROXY SERVICES
P.O. BOX 9139
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2001. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2001. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to The Procter & Gamble Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: Please sign exactly as name(s) appear hereon.
When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PROCTR          KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY
The Board of Directors recommends a vote FOR the following
actions or proposals.

Vote On Directors

1. ELECTION OF DIRECTORS (terms expiring in 2004) Nominees: 01) Joseph T. Gorman, 02) Lynn M. Martin, 03) John E. Pepper, 04) Ralph Snyderman and 05) Robert D. Storey	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposals

2. Ratify Appointment of Independent Auditors	For	Against	Abstain

3. Approve 2001 Stock and Incentive Compensation Plan

The Board of Directors recommends a vote AGAINST the following shareholder proposals, if presented at the annual meeting.

4. Shareholder Proposal No. 1 Cumulative voting	For	Against		Abstain	7. Shareholder Proposal No. 4 Use of chlorine-bleached pulp and paper	For	Against	Abstain

5. Shareholder Proposal No. 2 Board of Directors terms					8. Shareholder Proposal No. 5 Executive severance payments

6. Shareholder Proposal No. 3 Genetically engineered foods					9. Shareholder Proposal No. 6 Code of Business Conduct

Signature (PLEASE SIGN WITHIN BOX)			Date		Signature (Joint Owners)	Date